 Exhibit 99.(h)(2)

Fee Waiver Agreement

EULAV Securities LLC (the “Distributor”) agrees to the following fee waiver:

Value Larger Companies Focused Fund: The Distributor waives 0.10% of the Rule 12b-1 fee for the period May 1, 2015– June 30, 2017.

Dated this 21st day of October, 2015

On behalf of the Distributor,

/s/ Mitchel Appel
Mitchell Appel, President
EULAV Securities LLC.

Received:

/s/ Emily Washington
Emily Washington, Treasurer
Value Line Mutual Funds